EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Financial Results for Fourth Quarter and Fiscal Year Ended September 30, 2013

•	Consolidated Q4 revenue of $43.1 million

•	Consolidated Q4 GAAP net loss of $2.3 million

•	Consolidated revenue and net income for Fiscal Year 2013 of $168.1 million and $5.0 million, respectively

•	Anticipate Q1 revenue of $43 to $45 million

ALBUQUERQUE, New Mexico, December 4, 2013 - EMCORE Corporation (NASDAQ: EMKR - News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and space solar power markets, today announced its financial results for its fiscal fourth quarter and year ended September 30, 2013.

Quarterly Financial Results

Revenue:
Consolidated revenue for the fourth quarter ended September 30, 2013 was $43.1 million, which represents a 9.3% decrease compared to the prior year and a 28.7% increase from the immediate preceding quarter. On a segment basis, revenue for our Fiber Optics segment was $22.6 million, which represents a 24.9% decrease compared to the prior year and 4.9% increase compared to the immediate preceding quarter. Revenue for the Photovoltaics segment was $20.5 million, which represents a 17.7% increase compared to the prior year and 71.9% increase compared to the immediate preceding quarter.

Gross Profit:
Consolidated gross profit was approximately $5.4 million. Consolidated gross margin was 12.5%, which represents an increase from the 9.7% gross margin reported in the prior year and an increase from the 12.1% gross margin reported in the immediate preceding quarter. On a segment basis, Fiber Optics gross margin was 11.6%, which represents an increase from the 2.4% gross margin reported in the prior year and an increase from the 3.0% gross margin reported in the immediate preceding quarter. Photovoltaics gross margin was 13.5%, which represents a decrease from the 22.2% gross margin reported in the prior year and a decrease from the 28.6% gross margin reported in the immediate preceding quarter.

Operating Loss:
The consolidated operating loss was $7.1 million, which represents a $0.8 million decline when compared to the prior year and a $0.5 million improvement when compared to the immediate preceding quarter. The quarter-over-quarter variance compared to the prior quarter was primarily due to higher gross profit in the current quarter.

Net Loss:
The consolidated net loss was $2.3 million, which represents a $4.3 million improvement when compared to the prior year and a $5.0 million improvement when compared to the immediate preceding quarter. The consolidated net loss per share was $0.08 compared to a net loss per share of $0.27 in the prior year and the immediate preceding quarter.

Non-GAAP Net Loss:
After excluding certain non-cash and other infrequent transactions as set forth in the attached non-GAAP table, our non-GAAP net loss for the fourth quarter ended September 30, 2013 was $5.6 million, which represents an improvement of approximately $0.7 million from the prior year and an improvement of approximately $0.3 million from the immediate preceding quarter. The consolidated non-GAAP net loss per share was $0.21, which represents an improvement from the $0.26 loss per share reported in the prior year and an improvement from the $0.22 loss per share reported in the immediate preceding quarter.

Annual Financial Results

Revenue:
Consolidated revenue for fiscal 2013 was $168.1 million, which represents a 2.7% increase compared to the prior year. On a segment basis, revenue for the Fiber Optics segment was $97.0 million, which represents a 0.9% increase compared to the prior year. Revenue for the Photovoltaics segment was $71.2 million, which represents a 5.2% increase compared to the prior year.

Gross Profit:
Consolidated gross profit was $28.2 million, which represents a 58.2% increase compared to the prior year. Consolidated gross margin was 16.8%, which represents an increase from the 10.9% gross margin reported in the prior year. On a segment basis, Fiber Optics gross margin was 10.1%, which represents an increase from the 4.5% gross margin reported in the prior year. Photovoltaics gross margin was 25.8%, which represents an increase from the 20.0% gross margin reported in the prior year.

During fiscal 2012, lower fiber optics revenues due to the impact from the Thailand flood resulted in higher manufacturing overhead as a percentage of revenue. Manufacturing of certain fiber optics components was moved to Company-owned facilities in the U.S., which involved higher labor and other related costs. Photovoltaics gross margins increased in fiscal 2013 when compared to the prior year primarily due to higher revenues and lower sales activities in the lower margin terrestrial systems product line following the sale of assets in fiscal 2012.

Operating Income:
The consolidated operating income was $0.2 million, which represents a $35.8 million increase in operating income when compared to the prior year.

Net Income:
The consolidated net income was $5.0 million, which represents a $44.2 million increase in net income when compared to the prior year primarily due to higher flood-related insurance recoveries and the gain on sale of the Suncore equity interest. The consolidated net income per share was $0.19, which represents a $1.85 increase in net income per share when compared to the prior year.

Non-GAAP Net Loss:
After excluding certain non-cash and other infrequent transactions as set forth in the attached non-GAAP table, our non-GAAP net loss for the fiscal year ended September 30, 2013 was $11.4 million, which represents an improvement of approximately $15.0 million when compared to the prior year. The consolidated non-GAAP net loss per share was $0.43, which represents an improvement from the $1.12 loss per share reported in the prior year.

Order Backlog
As of September 30, 2013, order backlog for our Photovoltaics segment totaled $57.1 million, which represents a 1.7% decrease from $58.1 million reported as of June 30, 2013. Order backlog is defined as purchase orders or supply agreements accepted by us with expected product delivery and/or services to be performed within the next twelve months. Product sales from our Fiber Optics segment are made pursuant to purchase orders, often with short lead times.

Suncore Joint Venture Equity Sale
EMCORE entered into an equity transfer for the sale of its 40% equity interest in Suncore for $4.8 million. The transaction was recorded and payment was received in the Company's fourth fiscal quarter.

Business Outlook
On a consolidated basis, we expect revenue for our first quarter ended December 31, 2013 to be in the range of $43 to $45 million.

Conference Call
We will discuss our financial results today at 4:30 p.m. ET. The call will be webcast via the Company's website at http://www.emcore.com. Please go to the site beforehand to download any necessary software. A webcast will be available for replay beginning December 4, 2013 following the conclusion of the call on the Company's website.

Conferences
Management is expecting to present at the following conference over the next few months:

•	16th Annual Needham Growth Conference, January 14-16, 2014, at The Palace Hotel, New York, NY.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and space solar power markets. EMCORE's Fiber Optics business segment provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE's Solar Photovoltaics business segment provides products for space power applications including high-efficiency multi-junction solar cells, Covered Interconnect Cells (CICs) and complete satellite solar panels. For further information about EMCORE, visit http://www.emcore.com.

Use of Non-GAAP Financial Measures
We provide a non-GAAP net loss disclosure as a supplemental measure to U.S. GAAP regarding our operational performance. This financial measure excludes the impact of certain items; therefore, it has not been calculated in accordance with U.S. GAAP.

We believe that this additional non-GAAP financial measure is useful to investors in assessing our operating performance. We also use this financial measure internally to evaluate our operating performance and for planning and forecasting of future periods. In addition, financial analysts that follow us may focus on and publish both historical results and future projections based on our non-GAAP financial measure. We also believe that it is in the best interest of our investors to provide this non-GAAP information.

While we believe that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this non-GAAP financial measure. Our non-GAAP financial measure may not be reported by all of our competitors and it may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. We compensate for these limitations by using this non-GAAP financial measure as a supplement to U.S. GAAP and by providing a reconciliation of our non-GAAP financial measure to its most comparable U.S. GAAP financial measure.

Non-GAAP financial measures are not in accordance with or an alternative for U.S. GAAP. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures and it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Forward-Looking Statements
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the impact on the Company related to the asset sales to Sumitomo and Suncore Photovoltaic, and the sale of its 40% interest in Suncore Photovoltaic Technology Co., Ltd.; (b) the rapidly evolving markets for the Company's products and uncertainty regarding the development of these markets; (c) the Company's historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; (d) delays and other difficulties in commercializing new products; (e) the failure of new products: (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (f) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; (g) uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; (h) actions by competitors; and (i) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”).

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC. We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			Fiscal Year Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Revenue	$43,091	$33,473	$47,488	$168,147	$163,781
Cost of revenue	37,718	29,429	42,891	139,949	145,955
Gross profit	5,373	4,044	4,597	28,198	17,826
Operating expense (income):
Selling, general, and administrative	6,705	7,039	10,258	27,419	34,861
Research and development	5,796	4,674	4,581	19,972	22,338
Impairment	—	—	—	—	1,425
Litigation settlements	—	—	—	—	1,050
Flood-related loss	—	—	—	—	5,519
Flood-related insurance proceeds	—	—	(4,000)	(19,000)	(9,000)
Loss (Gain) on sale of assets	—	—	51	(413)	(2,742)
Total operating expense	12,501	11,713	10,890	27,978	53,451
Operating (loss) income	(7,128)	(7,669)	(6,293)	220	(35,625)
Other income (expense):
Interest expense, net	(191)	(185)	(281)	(800)	(677)
Foreign exchange gain (loss)	95	181	(15)	356	45
Loss from equity method investment	—	—	—	—	(1,201)
Gain on sale of equity interest	4,800	—	—	4,800	—
Change in fair value of financial instruments	172	373	21	515	(69)
Other expense	—	17	—	17	—
Total other income (expense)	4,876	386	(275)	4,888	(1,902)
Income (loss) before income tax expense	(2,252)	(7,283)	(6,568)	5,108	(37,527)
Income tax expense	—	—	—	(120)	—
Foreign income tax expense on capital distributions	—	—	—	—	(1,644)
Net income (loss)	$(2,252)	$(7,283)	$(6,568)	$4,988	$(39,171)
Per share data:
Net income (loss) per basic share	$(0.08)	$(0.27)	$(0.27)	$0.19	$(1.66)
Net income (loss) per diluted share	$(0.08)	$(0.27)	$(0.27)	$0.19	$(1.66)
Weighted-average number of basic shares outstanding	27,158	26,609	23,892	26,531	23,559
Weighted-average number of diluted shares outstanding	27,158	26,609	23,892	26,812	23,559

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of	As of
	September 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$16,104	$9,047
Restricted cash	815	82
Accounts receivable, net	41,826	36,939
Inventory	32,115	35,192
Prepaid expenses and other current assets	9,437	14,146
Total current assets	100,297	95,406
Property, plant, and equipment, net	49,744	47,896
Goodwill	20,384	20,384
Other intangible assets, net	2,159	3,428
Other non-current assets, net	1,130	2,752
Total assets	$173,714	$169,866
LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings from credit facility	$21,706	$19,316
Accounts payable	19,643	38,814
Warrant liability	155	670
Accrued expenses and other current liabilities	21,597	32,635
Total current liabilities	63,101	91,435
Asset retirement obligations	5,053	5,004
Deferred gain associated with sale of assets	3,400	3,400
Other long-term liabilities	981	1,004
Total liabilities	72,535	100,843
Shareholders’ equity:
Common stock	749,266	722,345
Treasury stock	(2,071)	(2,071)
Accumulated other comprehensive income	1,623	1,376
Accumulated deficit	(647,639)	(652,627)
Total shareholders’ equity	101,179	69,023
Total liabilities and shareholders’ equity	$173,714	$169,866

We have provided a reconciliation of our non-GAAP net income (loss) financial measure to its most directly comparable U.S. GAAP financial measure as indicated in the table below:

EMCORE Corporation
Non-GAAP Net Income (Loss)
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			Fiscal Year Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Net income (loss) - US GAAP	$(2,252)	$(7,283)	$(6,568)	$4,988	$(39,171)
Adjustments:
Amortization expense	317	317	317	1,269	1,645
Stock-based compensation expense	924	1,152	1,760	4,209	7,756
Asset retirement obligations - accretion expense	54	53	53	215	225
Specific severance and restructuring charges	230	241	1,090	652	1,090
Impairment	—	—	—	—	1,425
Litigation settlements	—	—	—	—	1,050
Flood-related loss	—	—	—	—	5,519
Flood-related insurance proceeds	—	—	(4,000)	(19,000)	(9,000)
Loss (Gain) on sale of assets	—	—	51	(358)	(2,742)
Losses on inventory purchase commitments	—	—	723	—	2,344
Specific warranty charges	—	—	—	1,425	—
Foreign exchange gain (loss)	(95)	(181)	16	(356)	(45)
Loss from equity method investment	—	—	—	—	1,201
Gain on sale of equity interest	(4,800)	—	—	(4,800)	—
Change in fair value of financial instruments	(172)	(373)	(21)	(515)	69
Interest expense, net	192	185	281	801	677
Income tax expense	—	—	—	120	—
Foreign income tax expense on capital distributions	—	—	—	—	1,644
Total adjustments	(3,350)	1,394	270	(16,338)	12,858
Net loss - Non-GAAP	$(5,602)	$(5,889)	$(6,298)	$(11,350)	$(26,313)
Net income (loss) - Non-GAAP per basic share	$(0.21)	$(0.22)	$(0.26)	$(0.43)	$(1.12)
Net income (loss) - Non-GAAP per diluted share	$(0.21)	$(0.22)	$(0.26)	$(0.43)	$(1.12)
Weighted average number of basic shares outstanding	27,158	26,609	23,892	26,531	23,559
Weighted average number of diluted shares outstanding	27,158	26,609	23,892	26,531	23,559

Stock-based compensation expense
The effect of recording stock-based compensation expense was as follows:

Stock-based Compensation Expense	For the Three Months Ended			Fiscal Year Ended
(in thousands)	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Cost of revenue	$227	$311	$278	$1,143	$1,566
Selling, general, and administrative	428	485	935	1,754	3,889
Research and development	269	356	547	1,312	2,301
Total stock-based compensation expense	$924	$1,152	$1,760	$4,209	$7,756

Contact:
EMCORE Corporation
Mark Weinswig
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com

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